UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
April 10, 2017
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On April 10, 2017, Lennar Corporation (the "Company") issued a press release reporting that due to recent events which have transpired in litigation since the Company issued its earnings release, it has recorded a litigation accrual which will result in first quarter net earnings being lower than the $130.8 million, or $0.56 per diluted share, stated in its first quarter earnings press release on March 21, 2017. Subsequent to the earnings release, on March 23, 2017, the United States Court of Appeals for the Fourth Circuit held oral argument in an appeal in connection with litigation in which the Company is involved. Based on the Court hearing, the Company’s assessment of the probable outcome of the litigation has changed, and it now believes it is appropriate to record a one-time charge of $140 million for this litigation. The accrual represents the high end of the range of expected liability associated with the litigation. The Company was required to record the litigation accrual as a charge against pre-tax earnings in its first quarter because the determination that an accrual should be recorded was made before the Company filed its Form 10-Q for the first quarter. In addition to the accrual, the Company would purchase the property which is the subject of the litigation for $114 million, which approximates the Company’s estimate of the fair value of the property. As a result of this accrual, the Company’s first quarter net earnings reported in its Form 10-Q filed on April 10, 2017 are $38.1 million or $0.16 per diluted share. The press release is attached to this Report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on April 10, 2017.

2

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2017	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer

3

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on April 10, 2017.

4